Inuvo, Inc.
Third Quarter 2015 Conference Call
October 22, 2015

Operator:

Good day and welcome to the Inuvo, Inc. 2015 Third Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Alan Sheinwald of Capital Markets Group, LLC. Please go ahead, sir.

Alan Sheinwald:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo third quarter 2015 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to congratulate Management on outstanding growth and free cash flow in the third quarter, and turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe Comments:

Thank you Alan, and thanks everyone for joining us today.

Since the first quarter of 2014, Inuvo has had a compelling quarterly growth rate. Through the first 9-months of 2015 alone, Revenue was up 45% year-over-year. This growth rate has resulted in a record third quarter revenue number for the Company of $19.3 million dollars, up 48% year-over-year.

Equally impressive over that same period of time, is that growth has been accompanied by strong earnings and free cash flow. Strong enough in fact to not only make the investments necessary to grow the company and position for future success, but also to reduce bank debt from over $6 million dollars going into 2014, to zero as of the end of Q3 2015.

Our GAAP based earnings in the quarter at $0.03 cents represented a 62% improvement year-over-year, but perhaps more importantly, we had free cash flow of $1.7 million in the quarter.

On a cash flow basis per share, the business has delivered $0.17 cents through the first nine months of the year, compared to $0.07 cents per share of GAAP income. Wally will be talking more about the strong cash generation in his remarks later, but suffice it to say it is this cash flow in the business that has allowed us to grow our Cash Balance while eliminating our bank debt.

Let me share with you what we’ve been up to within each segment of the business starting first with the Partner segment.

The Partner segment grew modestly 2% year-over-year to $7.2 million in the quarter. It’s important to note as we look at this segment of our business, that we actually acquired sites from Partners whose revenue now gets counted within the Owned & Operated segment. We made that change in Q2 and at that time it was approximately $1 million a quarter in contribution. It has grown since then as part of the O/O Segment. If we adjust Partner Revenues for the $1M dollars, we’d be looking at a 15% year-over-year growth rate.

We had also mentioned in Q2 that we were expecting a slow down in revenue in Q3 associated with the sale of automotive clicks. As expected we did have some weakness in this area, due primarily to a change in the implementation associated with one distribution partner which was the consequence of certain policy changes implemented by our advertising partner.
However, we have now re-engineered this implementation and in fact have redesigned the solution around SearchLinks. We think the new implementation is a better solution for all and we expect to grow this distribution partner modestly over the coming quarters.
As we have continued to message, this segment of our business is now made up of what we call the Partner Ads business and the SearchLinks business. For Partner Ads, we expect to be opportunistic in our sales efforts. We will be strategic about accounts we sign, thinking about them in the context of SearchLinks, as was the case for the automotive example cited earlier.
Recently, the new Partner Ads clients we have signed up have been mobile app publishers and they are already delivering hundreds of thousands of highly targeted mobile clicks to advertisers monthly. Overall, this business has been a solid cash flow generator for us and we’ve had only very minor issues following the shift we made about 2-years ago to higher quality partners and purging those who didn’t meet our quality thresholds.
We remain focused and committed within this segment of our business to delivering on the promise of SearchLinks. As we have previously mentioned, we are entering the Native Advertising market with this product. It’s already a multi-billion dollar and growing market place, but more importantly, it’s a market in which we believe we can be competitive, both from a technical perspective and core competency perspective.
Since we officially launched in July, we’ve been exceptionally busy focusing on a small set of in-market new accounts to assure we could deliver and perform for these new partners prior to making the additional investments in Sales and Account management that will be required to scale the offering.
With the multitude of operating systems, phones, browsers, tablets and other assorted environments available to consumers, this product launch is exceptionally challenging and of course as a result, subject to a high level of competitive differentiation for Inuvo. This barrier to entry was one of the reasons we entered this market.
We’ve purposely managed the scale of SearchLinks through August and September at about the same rate we reported in July, or about $10,000 dollars per day. This has allowed us to make product and operating decisions built around the learnings from this set of smaller Publishers where if things didn’t work out, we wouldn’t be at risk of a potentially larger relationship. This approach identified a number of important features that have subsequently been completed in October.
We think we are now ready to scale, beginning slowly for the rest of Q4 and accelerating into 2016. We have a solid pipeline, and are routinely setting up several new sites weekly. We also believe we can now move our sales efforts upstream to larger publishers.
The majority of our focus within the partner segment will remain targeted at making SearchLinks successful. We will be hiring more engineers, data scientists, account managers and sales people in this segment as we scale.

We had an outstanding quarter within the Owned and Operated Segment of the business.
Revenue grew over 100% year-over-year, the result of additional content, additional sites and new marketing channels. The business did $12 million dollars of Revenue in Q3.

Within the business, we have continued to improve the efficiency of our content team. In Q3 our team produced 50% more content then they did in Q2 while also launching several new forms of content, including in-house produced videos and image galleries. Within the quarter, we also began efforts to build out our in-house photography and video production capabilities.

This effort underscores our dedication to, and understanding of, the importance of creating high quality, original photography and video in an effort to improve the experience for our users. This in-house produced image and video library will be a valuable asset in the development of additional and unique content as well as enabling additional advertising and social marketing activity.

Speaking of marketing efforts, this increase in content and content types has supported extensive testing of no less than five native advertising platforms as new sources of traffic to all of our Alot websites within the O/O Segment. We worked extensively on our Living and Travel sites in Q3 and plan to continue to do so throughout Q4.

With the industry wide growth in social sharing generally, you shouldn’t be too surprised to be hearing that we also introduced additional social sharing functionality within the sites that will make it just that much easier to share content with family and friends.

From a technology perspective, Q3 was an important quarter. We continued to improve the marketing technology we have developed that supports our efforts to attract an audience. Collectively, all of these new changes resulted in a 30% increase in users and a 25% increase in the average time spent on our site for each user quarter-over-quarter.

Our continued growth in both users and page views has also allowed us to attract premium advertising, which in turn is leading to an increase in the revenue we generate on the sites from display advertising. This increased viewership has also resulted in more advertising clicks, which were up 60% quarter-over-quarter.

This is all very encouraging and aligns with our overall initiative to increase revenue without proportionally increasing marketing expenses. We of course continue to expand, within our own sites, the use of SearchLinks and the development of new SearchLinks Ad-Units that will ultimately be offered more generally. This remains a significant differentiator for Inuvo.

We continue to experience Click-through-Rates for SearchLinks on our own sites that are better than alternative products we could place in the same locations and the revenue we generate from SearchLinks on our O/O sites will continue to rise over time.

I’d now like to turn the call over to Wally.

Wally Ruiz Comments:

Thank you Rich; good afternoon everyone. Today we reported another consecutive quarter of strong revenue growth, profitability and cash flow.

Inuvo reported revenue of $19.3 million in the third quarter of 2015 compared to $13 million in the third quarter of last year, a 48% increase; $7.2 million came from the Partner Network and $12 million from the Owned and Operated Network.

The Partner Network which delivers advertisements to our partner’s websites and applications, reported $7.2 million in the third quarter of this year compared to $7.1 million in the same quarter last year, a 2% increase. As mentioned at last quarter’s teleconference, the high volume of automotive advertising we experienced in the second quarter was not expected and did not materialize in the third quarter. In addition, the sites we acquired from a Partner earlier this year now has its revenue recorded in the Owned & Operated segment which had the effect of lowering the Partner segment revenue and increasing the revenue of the Owned & Operated segment. The revenue shifted was approximately $1 million per quarter when we acquired them earlier this year and grew quickly under Inuvo’s ownership.

The Owned & Operated Network, which is made up of a collection of websites and apps we own and where income is derived from advertisements, represented 62% of the company’s total revenue in the current year quarter. The Owned & Operated Network reported $12 million of revenue in the third quarter of 2015, a 102% increase over the same quarter last year. The growth in this business segment is largely due to the investment made in proprietary content, effective marketing campaigns and the acquisition of additional sites.

Gross profit in the third quarter of 2015 was $13.4 million compared to $7.1 million last year, an 88% improvement. Gross profit as a percent of revenue or gross margin was 69% in the third quarter of 2015 compared to 55% in the same quarter last year. The increase in the percentage is largely due to the mix between Partner and Owned & Operated revenue shifting more toward the higher Owned & Operated Network.

Partner Network gross profit in the third quarter of 2015 was approximately $1.4 million compared to $1.2 million last year. The improved gross profit in this year’s quarter was primarily due to higher revenue associated with 13% more clicks on ads than during the same quarter last year partially offset by somewhat lower average RPCs (revenue per click) this year compared to the same period last year.

Gross Profit in the Owned & Operated segment in the third quarter of 2015 was $12 million compared to $5.9 million last year. The higher gross profit in this year’s quarter compared to last year is primarily due to higher revenue.

Operating expense, which is comprised of Marketing costs, Compensation expense and Selling, general & administration expense was $12.7 million in the third quarter of 2015 compared to $6.7 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Network where dollars are spent to build an audience for the various sites and apps we own. Marketing costs were $10.2 million in the third quarter of 2015, a $5.9 million increase from the same quarter in the prior year. The higher marketing spend allows us to build an audience while also driving growth rates like the 102% increase we experienced in third quarter revenue.

Compensation expense increased by $348 thousand to $1.5 million in the third quarter of 2015 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll associated with additional hiring and company incentive plan expenses. At September 30, 2015, we had 61 full- and part-time employees; a year earlier we had 50 full- and part-time employees. S, G & A or Selling, general & administration expense was $1 million in the third quarter of 2015 compared to $1.2 million in the same quarter in the prior year.

For the remainder of the year, we will continue to invest in growth, recognizing that scale in our business model provides future opportunities for margin enhancement; we will continue to expand our web properties and market our Native Advertising product, SearchLinks. We therefore expect marketing costs to increase in coming quarters commensurate with a growing revenue in the Owned & Operated Network. We expect compensation expense to increase as we step up hiring, particularly to support the roll out of SearchLinks. We expect S, G & A expense to remain relatively flat.

Net interest expense was $23 thousand in the third quarter of 2015, $62,000 less than last year’s third quarter expense. This year’s lower expense is due to lower loan balances.

The net income from discontinued operations was $32 thousand in the third quarter of 2015 compared to an $23 thousand net income in the same quarter last year. The income was due to a foreign exchange translation adjustment.

The Company reported a net income in the third quarter of 2015 of $651 thousand, or $0.03 per diluted share, compared to $403 thousand, or $0.02 per diluted share in the prior year quarter. An increase of 61% year-over-year.

EBITDA, adjusted for stock based compensation expense was approximately $1.3 million in the quarter that ended September 30, 2015; compared to an adjusted EBITDA of $1.2 million in the same quarter of the prior year.

Over the past several years Inuvo has been able to generate an increasing cash flow. In the nine months of 2015 we have generated $4.1 million of free cash flow which as Rich pointed out, equates to $.17 per diluted share. This is more than double the approximately $2 million of free cash flow we generated in the nine months of last year. The result being, by September 30th we reached a milestone; the full repayment of all outstanding bank debt. At September 30, 2015, we had cash and cash equivalents of $3.9 million and no bank debt.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally.

In summary, we’ve had an exceptional Q3 and first three quarters of 2015. On a trailing twelve-month basis, we now have a bank debt free business that has delivered $65 million in revenue, $2.4 million in Net Income, $4.9 million in Adjusted EBITDA and $5.1 million in free-cash-flow.

The focus for the foreseeable future remains to expand content in the O/O segment and broadly distribute SearchLinks within the Partner segment and we have exciting plans in place to accomplish both. We continue to be vigilant to potential acquisitions we might make, favoring the O/O business where valuations are currently attractive.

October revenue has been solid and as a result we are currently forecasting annual revenue for 2015 between $66 and $68.5 million dollars. The low end of this range implies a 33% year-over-year growth rate in 2015 and the high end implies 38%.

With that, I’d like to now turn the call over to the operator for questions.

Richard Howe Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.